Exhibit 99.1

Marina Biotech to use its RNAi, Antisense and microRNA Therapeutics Platform to
Develop Drugs for Rare Diseases

Company Closes Previously Announced $6 MM Financing

Boston, MA, March 11, 2014. Marina Biotech, Inc. (OTC Pink: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, announced today that it plans to broadly apply its RNAi, antisense and microRNA therapeutics platform to develop drugs for rare diseases. Besides advancing its current Phase 1 program in Familial Adenomatous Polyposis, the company expects to initially focus on the area of dystrophies where it believes its broad capabilities including its conformationally restricted nucleotide (CRN) chemistry and SMARTICLES® delivery technology can provide an advantage over existing nucleic acid therapeutic approaches. J. Michael French, CEO of Marina Biotech will present an overview of the company’s plans today at BIO-Europe Spring® 2014 in Turin, Italy.

In addition, the Company announced today that it has closed its previously announced issuance of Series C Convertible Preferred Stock and common stock purchase warrants for aggregate gross proceeds to the Company of $6 million. The preferred stock is convertible into common stock at a conversion price equivalent to $0.75 per share of common stock. The six million warrants are exercisable at an exercise price of $0.75 per share, and are exercisable for a period of five years after the date on which the Company becomes current with respect to its reporting obligations under the Securities Exchange Act. Furthermore, as previously disclosed, on February 24, 2014 the holders of the promissory notes that were issued by the Company in February 2012 agreed to exchange such notes for 1,959,389 shares of common stock, and to release their lien on the intellectual property and other assets of the Company.

“We are now in a strong position for Marina Biotech to evolve into a rare disease drug development company,” stated J. Michael French. “We have the capability to pursue multiple nucleic acid therapeutics that use a variety of mechanisms of action including RNAi, mRNA translational inhibition, exon-skipping, steric blocking, microRNA inhibition and microRNA replacement. Our broad therapeutic discovery platform will allow us to apply the most appropriate technology to a specific target (or targets) within a disease pathophysiology. Not only can we apply multiple approaches to the same target within a disease pathway, but we can also pursue therapeutics across different systems, i.e. muscle, heart and CNS, involved in multi-system diseases such as myotonic dystrophy. We will continue to seek large pharmaceutical company research and development collaborations outside our clinical focus in an effort to provide non-dilutive capital and the continued advancement of our core chemistry and delivery capabilities. I’m excited to begin this new phase in the growth of Marina Biotech and look forward to our successes in the coming year.”

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc.

J. Michael French

President and Chief Executive Officer

(425) 892-4322

admin@marinabio.com

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